Exhibit 10.87

GE Capital Executive Incentive Compensation Plan

I.	Plan Objective

The GE Capital Corporation (“GECC” or “the Company”) Executive Incentive Compensation Plan (“EIC” or “the “Plan”) is an annual variable compensation plan that rewards eligible Executive Band and above participants for their contributions to the overall success of GECC and its individual business segments. The objective of the Plan is to incentivize executive leaders to deliver on their assigned annual goals and objectives and, in so doing, help GECC achieve its annual strategic operating goals while simultaneously ensuring the Company’s long-term safety and soundness.

This longer-term focus is ensured by rewarding consistent performance over time. The Plan accomplishes this by providing the greatest pay opportunity to those who deliver superior performance over sustained periods. The highest paid participants are typically those who have served the Company for many years in diverse positions with increasing levels of responsibility. The quantum of their EIC reflects the fact that they have consistently contributed, and are expected to continue to contribute, to GECC’s overall success. As a result of this plan design, year-over-year percentage increases or decreases in EIC tend to be more gradual than in a framework focused solely on current year performance and therefore has the effect of encouraging both the longer-term focus and retention of GECC’s leadership team.

II.	Plan Design

Pool funding is calculated and expressed as a percentage variance (“V%”), either positive or negative, to the sum of all prior year EIC awards for “Continuing” Plan participants. Continuing EIC Plan participants are those who have and will receive a full-year EIC award (non-prorated) for both the prior and current performance years. Participants receiving either their first full-year award or a pro rata award for the current performance year are not included in the Continuing EIC V% calculation and are funded separately based on estimated spend.

Each year, the GE Chairman & CEO and GE Senior Vice President - Human Resources determine the Continuing EIC V% awarded to each GE business within the funding limits of the overall GE EIC pool, as approved by the Management Development and Compensation Committee (“MDCC”) of the GE Board of Directors. For GECC, the Continuing EIC V% is based on a quantitative and qualitative assessment of GECC’s overall business performance relative to its strategic operating goals in the context of economic market factors and competitive landscape. Consideration is also given to GECC’s governance, and in particular adverse outcomes, in the areas of audit, compliance and risk.

Once the GECC Continuing EIC V% is known, the GECC Compensation Committee (“the Committee”) allocates a portion to each GECC business unit (BU) based on an assessment of BU performance similar to that outlined above. To avoid any potential conflict of interest and ensure the appropriate level of independence, each Control Function is allocated their own Continuing EIC V% separate and apart from those assigned to the BUs. While overall BU performance is a factor, significant emphasis is placed on the performance of each Control Function in the execution of their respective functional mandate. Once a Continuing EIC V% has been allocated to a given GECC BU or Control Function, the senior most leader of that organization may then further allocate his/her assigned Continuing EIC V% across their respective sub-organizations. The allocation process continues until ultimately the managers of all Plan participants are given a Continuing EIC V% guideline for use in determining individual awards.

Managers are responsible for recommending individual EIC award amounts within the funding limits of their Continuing EIC V% allocation. Individual award recommendations are based on each participant’s achievement of his/her annual goals and objectives, the participant’s demonstration of the GE Growth Values, and other relevant factors. Based on this assessment, managers apply a V%, either positive or negative, to each continuing participant’s prior year EIC payment to determine his/her recommended award. Managers may take into account other relevant factors (e.g. the participant’s total compensation level relative to external market) and are given broad latitude to strongly differentiate awards among their direct reports. Participants are not guaranteed to receive an award or an award of any particular amount.

All individual EIC award recommendations are subject to review and amendment by successively higher levels of senior management up to and including the GECC Chairman & CEO. EIC award recommendations for all Company Officers and Senior Executive Band employees are reviewed by the GE Chairman & CEO. To ensure proper functional independence, the senior most functional leader at GECC Headquarters has the final say on EIC award recommendation for all Control Function employees prior to GE Chairman review.

III.	Risk Alignment

It is the Committee’s view that the Plan is well balanced and does not incentivize excessive risk taking that may expose GECC to material risk or financial loss. However, in accordance with regulatory requirements and to ensure that awards under the Plan are appropriately balanced with risk, the Committee may, in its sole discretion, adjust pool funding based on risk, compliance and audit findings or other such reasons as the Committee deems appropriate.

Also, as outlined in the GECC Compensation Policy, incentive compensation awards provided to any current or former employee may be reduced prospectively and/or retrospectively in the event that; 1.) it is determined that an employee has engaged in conduct detrimental to GECC either through direct action or failure to act in carrying out his/her responsibilities, or 2.) there is evidence of a serious breach of internal risk management or compliance procedures on the part of the employee.* Should this occur, action may include, but is not limited to, the reimbursement of any portion of the incentive award payment that is determined to be greater than would have been awarded had the Company been fully aware of the conduct or actual performance at the time the incentive decision was made. Thus, EIC awards are not earned until all of the above criteria have been satisfied, as determined by the Company in its sole discretion. The terms and conditions of awards under the Plan, including the reimbursement requirement in this paragraph, shall survive the payment of the award.

*	Additional award adjustment criteria may apply to those select individuals who have been designated by the Company (either in accordance with local law, regulation or policy) as a Covered Employee. Refer to the GECC Compensation Policy for additional information.

IV.	Terms and Conditions

Control Functions

In accordance with the GECC Compensation Policy, Control Functions are defined as Finance, Human Resources, Internal Audit, Legal, Regulatory & Compliance, and Risk Management. To ensure their objective independence, the Committee funds Control Function pools independent of other functions covered by the Plan and with significant consideration given to the Control Functions performance and execution of their functional mandates.

Incentive Compensation Deferrals

Where required by local law, regulation, or policy, GECC may defer some, or all, of an individual participant’s award under the Plan for up to three years from the end of a given Plan Year. Any such deferred amount shall not be deemed earned until vested and paid in accordance with the terms and conditions of the given deferral plan. Plan participants subject to deferral shall be notified accordingly and provided with the terms and conditions of the deferral plan.

Plan Effective Date and Plan Year

The Plan is effective as of January 1, 2013, and will run January 1st through December 31st of each year (the “Plan Year”) until such time that the Plan is modified, superseded or otherwise terminated.

Plan Award Date

Awards will be reviewed and approved in the first quarter, following the end of the Plan Year. Awards will then be communicated and paid as soon thereafter as is practical. Awards, net of any deferred amounts, will be issued via payroll and are subject to all applicable payroll deductions.

Plan Eligibility

To be eligible for participation in the Plan, an employee must be actively working in an eligible position for no less than three consecutive months during the Plan Year, must not have given notice of resignation, and must be actively employed on the date the award is paid unless otherwise specified under the section of the Plan entitled “Leaving the Plan”. In order to successfully attract external candidates, exceptions may be granted on a case-by-case basis to external new hires who would otherwise forfeit a portion of their annual incentive award upon resignation from their former employer. Eligibility will be communicated to new Plan participants via offer letter, promotion letter, or other written notification.

Eligible Positions

The Plan covers all Executive Band and above employees of GECC who do not otherwise participate in another incentive compensation plan. Below Executive Band employees are not eligible to participate in the Plan.

New Hires, Promotions and Transfers into Eligible Positions

Employees hired or promoted into an eligible position before October 1st of the Plan Year will be eligible to receive a pro rata award based on the number of days actively at work in the eligible position during the Plan Year, provided they meet all other conditions of the Plan.

Company Initiated Change in Incentive Compensation Eligibility or Individual Award Level

The Company may, from time to time, modify incentive compensation eligibility requirements and/or individual award levels to ensure internal parity and/or market competitiveness. In so doing, the Company, at its sole discretion, may fully implement such changes either at the beginning of a Plan Year or introduce them over a period of time. Employees impacted by such changes shall be notified in writing.

Overpayment

In the event that a Plan participant receives an overpayment or otherwise owes the Company money which has not been repaid during the course of or at the conclusion of employment with the Company; the Company reserves the right to adjust any incentive compensation awarded under the Plan by the amount of the overpayment or to otherwise recover the overpayment by any lawful means. If such deductions are insufficient, the employee agrees to reimburse the Company for the balance.

Transfers Out of Eligible Positions

Plan participants who transfer to a non-incentive compensation eligible position or an alternative plan during the Plan Year will be eligible to receive a pro rata award under the Plan based on the number of active days worked in an eligible position provided they meet all other conditions of the Plan. For the ease of administration, any such award may be combined with amounts earned under other incentive compensation plans within GE during the same Plan Year.

Leave of Absence

Participants absent from work due to an approved Leave of Absence during the Plan Year may still be eligible for an award under the Plan. Such award shall be paid on the Plan Award Date, and the amount of any such award will be based on the number of days actively at work in an eligible position during the Plan Year.

Leaving the Plan

If a Plan participant gives notice of resignation, or if their employment with the Company ends prior to receiving a payment under the Plan for any reason other than those described hereafter, he/she shall no longer be eligible for any payment under the Plan. Under no circumstances shall an award under the Plan be considered earned unless and until it is calculated, determined, and paid to the Participant, and all other conditions are satisfied, including any terms and conditions applicable to deferred or restricted awards.

•	Participants impacted by layoff/redundancy will be treated in accordance with their local layoff/redundancy practice. If eligible under local practice, the award will be pro rata based on the number of days actively at work in an eligible position during the Plan Year provided they sign a release provided by the Company and meet all other conditions of the Plan.

•	Participants who are eligible to retire from the Company under the terms of the U.S.-based GE Pension Plan (or retire from an affiliate under the terms of that affiliate’s active pension plan) and do so during the Plan Year will be eligible for a pro rata award based on the number of active days worked in an eligible position provided they sign a release provided by the Company and meet all other conditions of the Plan.

•	In the event a Plan participant leaves the Plan due to his or her own death or long-term disability, a pro rata award will be paid to the employee or the employee’s estate based on the number of days actively at work in an eligible position during the Plan Year.

Former Plan participants who qualify for an award under the terms described in this section will receive their award in the normal course as described in the Plan Award section above, provided they sign a release provided by the Company and meet all other conditions of the Plan including having actively worked in an eligible position for no less than three consecutive months during the Plan Year.

Plan Interpretation, Modification and Termination

The Plan is offered at the sole discretion of the Company, which reserves the right to modify, adjust, change, or terminate the Plan at any time. Additionally, award amounts under the Plan may be modified, reduced and/or withheld in whole or in part if the Company determines that the eligible employee has violated the Company’s written policies or procedures, including but not limited to adherence to Compliance Goals and Objectives set forth by the participating businesses, The Spirit & The Letter, the Employee Innovation and Proprietary Information Agreement, the Acceptable Use and Company Data Security Policy and/or the Employment Data Protection Standards. Any changes to the Plan will be provided to eligible employees in writing, and any such changes may not be made orally.

Authority and responsibility for interpretation and application of the Plan (including calculation of all amounts due or alleged to be due hereunder), rests solely with the Company. In the event of a disagreement, the Company is entitled to make the final and binding decision. The Company has full authority to amend, modify or alter the terms of and/or terminate the Plan at any time subject to the review and approval by the Committee.

The Plan represents the full and complete understanding between Plan-eligible employees with regard to the Plan and incentive compensation. Excluding signed offer letters, the Plan supersedes all prior agreements and understandings concerning the subject matter of the Plan, and neither Plan-eligible employees nor the Company has relied on any prior discussions or negotiations pertaining to the subject matter of the Plan.

If a final determination is made by a court of competent jurisdiction that any provision contained in the Plan is unlawful, the Plan shall be considered amended in that instance to apply to such extent as the court may determine to be enforceable, but only to the extent consistent with the original intent of the drafter. Alternatively, if such a court finds that any provision contained in this Agreement is unlawful, and that provision cannot be amended, consistent with the original intent of the drafter, so as to make it lawful, such finding shall not affect the effectiveness of any other provision of this Agreement.

Discrepancy Procedures

Plan participants have 30 days from the date of payment to raise any disputes with awards delivered under the Plan. Disputes should be submitted in writing to the attention of the participant’s Human Resources Manager. The Human Resources Manager (or his or her designee) will research the dispute and report back to the Plan participant within 30 days of receiving all relevant documentation. Any dispute relative to the Plan will be addressed pursuant to the Company’s current alternative dispute resolution program, including any final and binding arbitration procedure.

Disclaimer

Nothing contained in the Plan should be construed as a promise of employment for the entire Plan Year, or any other specific time period, or a guarantee of payment. The Plan supersedes any prior agreements/understandings whether written or verbal. The Company, subject to the Committee’s approval, reserves the right to amend, suspend, interpret, terminate and/or, replace any program, plan or incentive payment described herein at its sole discretion.